Exhibit 10.1

Agreement and Plan of Voluntary Supervisory Merger Conversion

by and between

Peoples Bank SB

and

Liberty Savings Bank, FSB

i

ii

iii

iv

Agreement and Plan of
Voluntary Supervisory Merger Conversion

This AGREEMENT AND PLAN OF VOLUNTARY SUPERVISORY MERGER CONVERSION (the “Agreement”) is made and entered into as of this 20th day of March, 2015, between Peoples Bank SB, an Indiana stock savings bank based in Munster, Indiana (“Peoples”), and Liberty Savings Bank, FSB, a federally chartered savings bank based in Whiting, Indiana (“Liberty”).

WHEREAS, the respective Boards of Directors of Liberty and Peoples deem it advisable and in the best interests of each entity that Liberty be converted to stock form and simultaneously merged into Peoples pursuant to the terms, conditions, plan and procedures set forth in this Agreement; and

WHEREAS, the Board of Directors of Liberty further believes it is in the best interests of its depositors and borrower members that Liberty enter into this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for the purpose of prescribing plans for, and the terms and conditions of, the voluntary supervisory conversion (the “Conversion”) of Liberty and the merger of Liberty into Peoples (the “Merger”), the parties agree as follows:

ARTICLE I

THE VOLUNTARY SUPERVISORY MERGER CONVERSION

Section 1.1            Plan of Voluntary Supervisory Merger Conversion. Subject to the provisions and conditions herein specified, on the Effective Date (as hereinafter defined), Liberty shall convert to a federal stock savings bank and simultaneously shall merge with and into Peoples in a transaction that will qualify as a voluntary supervisory conversion and merger (the “Merger Conversion”) under applicable law. The Merger Conversion shall be accomplished in accordance with this Agreement and with applicable statutes and regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (“FDIC”), and the Indiana Department of Financial Institutions (“DFI”).

Section 1.2            Manner of Converting and Exchanging Stock. The manner of converting and exchanging the shares of the constituent corporations’ stock on the Effective Date of the Merger Conversion shall be as follows:

(a)                Each of the 1,000 shares of common stock, without par value, of Peoples outstanding immediately prior to the Effective Date of the Merger Conversion shall remain outstanding immediately after the Effective Date of the Merger Conversion.

(b)               Any shares of capital stock of Liberty outstanding immediately prior to the Effective Date of the Merger shall be cancelled without consideration therefor.

Section 1.3            Approval by Liberty and Peoples. This Agreement has been approved by at least a majority of the directors of Liberty and at least a majority of the directors of Peoples.

Section 1.4            Effective Date. Following the closing of the Merger Conversion, the transactions provided for herein shall become effective (the “Effective Date”) on the date prescribed in the Articles of Merger (“Articles of Merger”) as filed with the DFI and the Indiana Secretary of State (the “Secretary”); provided that the Merger Conversion shall not be effective unless and until approved by the OCC, the DFI, and the FDIC, and all applicable waiting periods have expired. The Plan of Merger attached hereto as Exhibit 1.4 shall be attached to the Articles of Merger when they are so filed.

Section 1.5            Closing. Subject to the provisions of Articles V - VII hereof, the closing of the Merger Conversion contemplated by this Agreement (the “Closing”) shall take place at the offices of Peoples, 9204 Columbia Avenue, Munster, IN 46321, as soon as practicable after satisfaction of all of the conditions to Closing. The date and time of the Closing shall be mutually agreed to by Liberty and Peoples. If no such agreement is made, the Closing shall take place on the next business day following the date of the satisfaction of all of the conditions to Closing, effective as of the close of business on such date.

(a)                At the Closing of the Merger Conversion, Peoples shall deliver to Liberty the following:

(A)             an opinion of their counsel dated as of the Effective Date contemplated by Section 6.1 hereof;

(B)              the officers’ certificate contemplated by Section 6.3 hereof;

(C)              copies of the resolutions of the Board of Directors of Peoples, certified by the Secretary of Peoples, relating to the approval of this Agreement and the Merger Conversion;

(D)             the Articles of Merger signed by Peoples; and;

(E)              such other documents as Liberty or its legal counsel may reasonably request.

(b)               At the Closing of the Merger Conversion, Liberty shall deliver to Peoples the following:

(A)             an opinion of its counsel dated as of the Effective Date contemplated by Section 7.4 hereof;

(B)              the officers’ certificate contemplated by Section 7.3 hereof;

(C)              copies of the resolutions adopted by the Board of Directors of Liberty, certified by the Secretary of Liberty, relating to the approval of this Agreement and the Merger Conversion;

(D)             the Articles of Merger signed by Liberty; and

(E)              such other documents as Peoples or its legal counsel may reasonably request.

Section 1.6            Effects of the Merger. At the Effective Date:

(a)                the separate existence of Liberty shall cease, and the corporate existence of Peoples (the “Resulting Bank”) shall be continued under the name Peoples Bank SB.

(b)               the Resulting Bank shall, without further transfer, succeed to and thereafter possess and enjoy all of the public and private rights, privileges, immunities, powers and franchises, and be subject to all of the public and private restrictions, liabilities and duties, of each of Peoples and Liberty; all property (real, personal and mixed) of, all debts (on whatever account) due to, and all choses in action and each and every other interest of or belonging or due to, each of Peoples and Liberty shall be taken by and deemed to be transferred to and vested in the Resulting Bank without further act, deed or other instrument; and the title to any real estate or any interest therein, vested by deed or otherwise in either of Peoples or Liberty, shall not revert or be in any way impaired by reason of the Merger Conversion;

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(c)                all rights of creditors and all liens (if any) upon the property of either of Peoples or Liberty shall be preserved unimpaired by the Merger Conversion; and all debts, liabilities, obligations and duties (collectively, “Obligations”) of either of Peoples or Liberty shall become the responsibility and liability of the Resulting Bank, and may be enforced against it to the same extent as if such Obligations had been incurred or contracted by it; and

(d)               each Deposit Account in Liberty at the time of the consummation of the Merger Conversion shall become, without further action by the holder, a Deposit Account in Peoples equivalent in withdrawable amount to the withdrawable value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Liberty immediately preceding consummation of the Merger Conversion. Holders of Deposit Accounts in the Resulting Bank shall not, as such holders, have any voting rights. For purposes of the foregoing, the Deposit Accounts of Liberty shall mean all withdrawable deposit accounts, including all savings accounts, certificate accounts, and demand accounts, of Liberty.

Section 1.7            Further Assurances. If at any time the Resulting Bank shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in the Resulting Bank the title to any property or right of Liberty or otherwise to carry out the purposes of the Merger Conversion or of this Agreement, the proper officers and directors of Liberty shall execute and make all such proper assignments or assurances and take such other actions; and the Board of Directors and the proper officers of the Resulting Bank are hereby authorized, in the name and on behalf of Liberty or otherwise, to do any of the foregoing.

Section 1.8            Board of Directors and Officers. The Board of Directors of the Resulting Bank shall be comprised of those persons serving as directors of Peoples immediately prior to the Effective Date. The officers of the Resulting Bank shall be comprised of those persons serving as officers of Peoples immediately prior to the Effective Date and Joseph R. Shimala who shall become a Vice President of the Resulting Bank.

Section 1.9            Offices. The home office of Peoples at 9204 Columbia Avenue, Munster, Indiana shall remain the home office of the Resulting Bank. The Resulting Bank will operate branch offices at the locations of Peoples’ branch offices immediately prior to the Effective Date and at the home office and branch offices of Liberty immediately prior to Effective Date, other than Liberty’s full service branch at 195 East Highway 30, Schererville, Indiana 46375 (“Schererville Branch”), which shall be closed after the Effective Date at such time as is consistent with regulatory and integration requirements.

Section 1.10        Articles of Conversion and Bylaws of Peoples. The Articles of Conversion and By-Laws of Peoples in effect immediately prior to the Effective Date shall be the articles and bylaws of the Resulting Bank.

Section 1.11        Voting Rights. As of the Effective Date, all voting rights in Liberty, which are currently held by the members of Liberty, will be held exclusively by NorthWest Indiana Bancorp, as sole shareholder of Peoples.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF LIBERTY

On or prior to the date hereof, Liberty has delivered to Peoples a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article II or to one or more covenants contained in Article IV.

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Liberty represents and warrants to Peoples as follows:

Section 2.1            Organization and Standing. Liberty is a federally chartered savings bank duly organized and validly existing under federal law with full power and authority to carry on its business as now conducted and to own or lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated. Liberty is subject to the terms and conditions of the Supervisory Agreement referenced in Section 4.1(a) of this Agreement. Liberty is duly authorized to conduct its business, all subject to the supervision of the OCC and the FDIC. Liberty does not own any corporation, partnership, joint venture or other entity in which Liberty has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein (a “Subsidiary”).

Section 2.2            Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of Liberty, and, subject to the requisite approval of federal and state regulatory authorities, this Agreement constitutes a valid and legally binding obligation of Liberty enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity. The approval, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Liberty is bound.

Section 2.3            Financial Information. Except as set forth in the Disclosure Schedule, the audited statement of financial condition of Liberty as of June 30, 2014, and related statement of operations for the years ended June 30, 2014 and June 30, 2013, together with the notes thereto, and the unaudited periodic financial statements of Liberty for the seven months ended January 31, 2015, together with notes thereto (if any) (collectively, “Liberty Financial Statements”), copies of which have been provided to Peoples, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year-end adjustments) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, and cash flows of Liberty as of the dates and for the periods indicated.

Section 2.4            Absence of Changes. Except as set forth in the Disclosure Schedule, since January 31, 2015, no events or transactions have occurred that have resulted in a Material Adverse Effect as to Liberty. For purposes of this Agreement, “Material Adverse Effect” means any change, event or effect that is both material and adverse to (1) the financial position or condition, results of operation, future prospects, the assets or business of Liberty, or (2) the ability of Liberty to perform its respective obligations under this Agreement, other than (A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines applicable to depository institutions generally or in general levels of interest rates, or (B) employee terminations after announcement of this Agreement.

Section 2.5            Properties.

(a)                A list and description of all real property owned or leased by Liberty (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer (“OREO”)) (collectively, the “Real Property”), is set forth in the Disclosure Schedule. Liberty has good and marketable title to all Real Property owned by it, in each case free and clear of any charges, mortgages, pledges, security interests, claims, liens or encumbrances (“Liens”) except (i) liens for taxes not yet due and payable, (ii) such easements, restrictions, encumbrances and imperfections of title, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby, and (iii) liens arising as a matter of law in the ordinary course of business as to which there is no known default. All Real Property owned by Liberty is in a good state of maintenance and repair (normal wear and tear excepted) as reflected by its appraised value and to the best knowledge of Liberty conforms in all material respects with all applicable ordinances, regulations and zoning laws. To the knowledge of Liberty, none of the buildings, structures or other improvements located on any Real Property owned by Liberty encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

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(b)               Liberty has good and marketable title to all tangible personal property owned by it, free and clear of all Liens, except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of Liberty that is leased rather than owned, Liberty is not in default under the terms of any such lease.

Section 2.6            Loans. Liberty represents and warrants as to each of its loans to loan debtors that, except as may be set forth in the Disclosure Schedule:

(a)                Liberty is the sole owner and holder of the loan and all servicing rights relating thereto. The loan is not assigned or pledged (other than to the Federal Home Loan Bank of Indianapolis) (the “FHLB”), and Liberty has good and marketable title thereto;

(b)               except for any unfunded commitment and except as set forth in the Disclosure Schedule, the full principal amount of the loan has been advanced to the loan debtor, either by payment direct to such debtor, or by payment made on the debtor’s approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each loan and the amount of any unfunded commitment in each case as of January 31, 2015, is as stated in the Disclosure Schedule;

(c)                each of Liberty’s loan documents is genuine, and each is the legal, valid and binding obligation of the maker thereof. All parties to the loan documents had legal capacity to enter into the loan documents, and the loan documents have been duly and properly executed by such parties;

(d)               all federal, state and local laws and regulations affecting the origination, administration and servicing of the loans prior to the Effective Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, have been complied with in all respects. Without limiting the generality of the foregoing, Liberty has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the loan debtor under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures;

(e)                the loan debtor has no rights of rescission, setoff, counterclaims, or defenses to the loan documents, except such defenses arising by virtue of bankruptcy, creditors’ rights laws, and general principles of equity;

(f)                Liberty has not modified such loan or waived any material provision of or default under such loan or the related loan documents, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the loan file to the best knowledge of Liberty;

(g)               Liberty has taken all actions to cause each loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant loan approval report for such loan; and the collateral for each such loan is owned by the loan debtor, free and clear of any Lien except for the security interest in favor of Liberty and any other Lien expressly permitted under the relevant loan approval report; and

(h)               the loan debtor is the owner of all collateral for such loan.

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Section 2.7            Residential and Commercial Mortgage Loans and Certain Business Loans. Except as set forth in the Disclosure Schedule, Liberty represents and warrants as to each of its residential mortgage loans, commercial mortgage loans and business loans that is secured in whole or in part by a mortgage that:

(a)                the mortgage is a valid first lien on the mortgaged property securing the related loan (or a subordinate lien if expressly permitted under the relevant loan approval report), and the mortgaged property is free and clear of all Liens having priority over the first lien of the mortgage, except for liens for real estate taxes and special assessments not yet due and payable, easements and restrictions of record, and, in the case of a home equity loan or a mortgage securing a guarantee of a business loan, the permitted lien of the senior mortgage or deed of trust;

(b)               to Liberty’s knowledge, all taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid, except as otherwise provided in the Disclosure Schedule;

(c)                each loan for which private mortgage insurance was required by Liberty under its underwriting guidelines is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid;

(d)               there is in force a paid-up lender’s title insurance policy or attorney’s opinion respecting the mortgaged property (other than with respect to home equity loans or second residential mortgage loans) issued by a reputable title insurance company in an amount at least equal to the outstanding principal balance of the related loan. No claims have been made under such lender’s title insurance policy, and Liberty has not done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy;

(e)                all appraisals have been ordered, performed and rendered in accordance with the requirements of the underwriting guidelines of Liberty and in compliance, in all material respects, with all laws and regulations then in effect relating and applicable to the origination of loans, (i) which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals, and (ii) which laws and regulations include, without limitation, regulations promulgated by the OCC and the FDIC; and

(f)                to Liberty’s knowledge, no mortgaged property is contaminated or in violation of any Environmental Law (as hereinafter defined).

Section 2.8            Allowance and Reserves. Except as set forth in the Disclosure Schedule, the loan loss allowance shown on Liberty Financial Statements as of January 31, 2015, is adequate as of such date under the requirements of GAAP to provide for possible losses on items for which reserves were made. Except as set forth in the Disclosure Schedule, the aggregate loan balances outstanding as of January 31, 2015, in excess of the allowance as of such date were, as of January 31, 2015, collectible in accordance with their respective terms.

Section 2.9            Real Estate Held for Sale. Liberty’s OREO is recorded on the books of Liberty at “as is” fair value less estimated selling costs. When foreclosed assets were acquired by Liberty, any adjustment was charged to the allowance for loan losses. The adjustments for OREO made in the loan loss allowance are adequate and management has no reason to believe that the OREO is not saleable for the amounts at which the OREO is recorded on Liberty’s books.

Section 2.10        Investments. Except as set forth in the Disclosure Schedule, none of the investments reflected in Liberty Financial Statements as of January 31, 2015, and none of the investments made by Liberty since January 31, 2015, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Liberty to dispose freely of such investment at any time and each of such investments complies with regulatory requirements concerning such investments.

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Section 2.11        Deposits.

(a)                Liberty has delivered to Peoples a true and complete copy of the account forms for all deposits offered by Liberty and a list of its deposits as of a recent date. Except as listed in the Disclosure Schedule, all the accounts related to the deposits are in material compliance with all applicable laws, orders and regulations and were originated in material compliance with all applicable laws, orders and regulations.

(b)               Liberty’s deposit accounts are insured up to applicable limits by the FDIC, and Liberty has paid all premiums required to be paid and is in compliance with the applicable insurance regulations of the FDIC.

Section 2.12        Contracts. The Disclosure Schedule lists or describes the following:

(a)                each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Liberty other than reverse repurchase agreements;

(b)               each guaranty by Liberty of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Liberty in the ordinary course of its business) or any warranty or indemnification agreement;

(c)                each lease or license with respect to personal property involving an annual amount in excess of $5,000;

(d)               the name, annual salary and primary department assignment as of January 31, 2015, of each employee of Liberty and any employment or consulting agreement or arrangement with respect to each such person;

(e)                any agreement to which Liberty is bound or a party under which benefits will be increased, or the vesting or payment of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(f)                each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Liberty not referred to elsewhere in this Section which (i) involves payment by Liberty (other than as disbursement of loan proceeds to customers) of more than $5,000 annually or $25,000 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Liberty; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) was not made in the ordinary course of business;

(g)               each agreement which limits the ability of Liberty to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, Liberty may carry on its business;

Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule pursuant to this Section 2.12 (the “Contracts”) have been provided to Peoples. Liberty has performed in all material respects all obligations required to be performed by it under the Contracts and Liberty is not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the Contracts.

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Section 2.13        Tax Matters. Except as set forth in the Disclosure Schedule, Liberty has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Liberty is not (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the “IRS”) or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any governmental authority for assessment or collection of taxes. Liberty is not the subject of any threatened action or proceeding by any governmental authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of Liberty for the quarter ended December 31, 2014, is, in the opinion of management, adequate to cover all of the tax liabilities of Liberty (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

Section 2.14        Employee Matters.

(a)                Except as may be disclosed in the Disclosure Schedule, Liberty has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Liberty, and to the knowledge of Liberty, there is no present effort nor existing proposal to attempt to unionize any group of employees of Liberty.

(b)               Except as may be disclosed in the Disclosure Schedule, (i) Liberty is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

Section 2.15        Employee Benefit Plans.

(a)                Each (i) nonqualified deferred compensation or retirement plan or arrangement that is an employee pension benefit plan (“Employee Pension Benefit Plan”) as defined in § 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any multiemployer plan as defined in § 3(37) of ERISA), or (iv) employee welfare benefit plan (as defined in § 3(1) of ERISA) or material fringe benefit program or plan of Liberty (each plan described in (i), (ii), (iii) and (iv), an “Employee Benefit Plan”) (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

(b)               All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Effective Date that are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Liberty and will be paid when due to such plan. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(c)                Liberty has provided to Peoples copies of its Employee Benefit Plans.

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Section 2.16        Environmental Matters.

(a)                As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Liberty has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

(b)               Except as may be disclosed in the Disclosure Schedule, no activity or condition exists at or upon the Real Property that violates any Environmental Law, and no condition has existed or event has occurred with respect to the Real Property that, with notice or the passage of time, or both, would constitute a violation of any Environmental Law or obligate (or potentially obligate) Liberty to remedy, stabilize, neutralize or otherwise alter the environmental condition of any of the Real Property, where the aggregate cost of such actions would be material to Liberty.

(c)                Except as may be disclosed in the Disclosure Schedule, and to the knowledge of Liberty, after reasonable investigation, Liberty has not received any notice from any person or entity that Liberty is or was in violation of any Environmental Law or that Liberty is responsible (or potentially responsible) for the clean-up or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.17        No Undisclosed Liabilities. Liberty does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Liberty giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Liberty or the notes thereto, except (i) for liabilities set forth or reserved against in Liberty Financial Statements as of January 31, 2015, (ii) for liabilities occurring in the ordinary course of business of Liberty since January 31, 2015, (iii) liabilities relating to transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

Section 2.18        Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Liberty or to the best knowledge of Liberty threatened against or affecting Liberty, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $10,000 or more or equitable relief (i.e., specific performance or injunctive relief). Liberty is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 2.19        Brokerage. Except as set forth in the Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Liberty.

Section 2.20        Insurance. All material insurable properties owned or held by Liberty are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size. The Disclosure Schedule sets forth, for each material policy of insurance maintained by Liberty the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

Section 2.21        Representations Regarding Financial Condition.

(a)                Liberty is not entering into this Agreement in an effort to hinder, delay or defraud their creditors.

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(b)               Liberty is able to pay its debts and financial obligations when due.

(c)                The assumption of Liberty’s liabilities in connection with the Merger Conversion represents fair and reasonable equivalent value for the assets to be transferred and liabilities to be assumed hereunder.

(d)               Liberty has no intention to file proceedings for bankruptcy or insolvency or for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Effective Date.

Section 2.22        Compliance with Laws; Governmental Authorizations. Liberty is in material compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, and decrees, which apply to its business or properties. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of its business have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Liberty’s knowledge, threatened that may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof. The consummation of the Merger Conversion and the other transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification. The Real Property complies with all applicable requirements of the Americans with Disabilities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PEOPLES

Peoples hereby represents and warrants to Liberty as follows:

Section 3.1            Organization and Standing. Peoples is a stock savings bank duly organized and validly existing under Indiana law with full power and authority to carry on its business as now conducted and to own or lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated. Peoples is duly authorized to conduct its business, all subject to the supervision of the DFI and the FDIC.

Section 3.2            Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of Peoples, and, subject to the requisite approval of federal and state regulatory authorities, this Agreement constitutes a valid and legally binding obligation of Peoples enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity. The approval, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Peoples is bound.

ARTICLE IV

COVENANTS

Section 4.1            Conduct of Business. From the date hereof until the Effective Date, Liberty covenants that it:

(a)                shall comply in all respects with the Consent Order #2013-024 entered into with the Comptroller of the Currency dated as of February 21, 2013, any related supervisory orders, and any requirements of regulatory examinations of Liberty (the “Supervisory Agreement”);

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(b)               shall use its best efforts to maintain all its material structures, buildings, equipment and other tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualties; provided that any capital expenditures with respect to such property that will cost in excess of $5,000 must be approved in advance by Peoples;

(c)                shall perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

(d)               shall comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to its operations and properties and to the conduct of its business;

(e)                shall promptly advise Peoples or its designee in writing of any correspondence or communication with any governmental authority having jurisdiction over Liberty relating to any examination, report, inquiry or investigation of Liberty, unless such disclosure is prohibited by law;

(f)                shall not take any voluntary action which would result in a violation or breach of this Agreement or any provision hereof;

(g)               shall promptly advise Peoples in writing of any materially adverse change in the condition (financial or otherwise), operations, business or prospects of Liberty;

(h)               shall notify Peoples in writing of the commencement of or any threat of any material claim, litigation or proceeding against Liberty;

(i)                 shall not, without the prior written consent of Peoples:

(A)             make, renew or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any person if the Loan is, or in accordance with bank regulatory definitions should be, classified as “Substandard,” “Doubtful” or “Loss”;

(B)              make, renew or otherwise modify any of its ten-year modified program Loan or Loans which may be extended automatically for up to two additional ten-year periods upon payment of a fee (“Ten-Year Renewable Loans”), provided that the renewals of the Ten-Year Renewable Loans expected to be required prior to July 1, 2015, as described in the Disclosure Schedule, will not require a separate written consent of Peoples;

(C)              make, renew or otherwise modify any Loan or Loans if immediately after making the Loan or Loans, the borrower would be directly indebted to Liberty in an aggregate amount in excess of $250,000;

(D)             make, renew or otherwise modify any Loan using underwriting standards that are less stringent than those required to be used for loans that are eligible for sale to the Federal Home Loan Mortgage Corporation;

(E)              make, set or change rates on any deposit accounts that are inconsistent with Liberty’s past practices or its liquidity needs; or

(F)               make or accept any new certificates of deposit with a minimum denomination of $250,000 or more, or renew any existing certificates of deposit with a minimum denomination of $250,000 or more at rates that are above current market rates on the date of renewal;

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(j)                 shall not, without the prior consent of Peoples, make any investment subject to any restriction, whether contractual or statutory, which materially impairs the ability of Liberty to dispose freely of such investment at any time; subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by Liberty of government deposits, and pledges or liens in connection with FHLB borrowings;

(k)               shall not, without the prior consent of Peoples:

(A)             except as contemplated by this Agreement and as set forth in the Disclosure Schedule, promote to a new position or increase the rate of compensation, or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Liberty, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Liberty; or

(B)              except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Liberty; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing; and

(l)                 shall carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees, and preserve its present relationships with customers and other persons having business dealings with it.

Section 4.2            Access to Information. Liberty shall give to Peoples or its representatives, full and free access, during normal business hours and upon reasonable notice, to its properties, books, records, contracts and commitments, and will furnish promptly to Peoples or its representatives all such information and documents relating to its properties and business as Peoples shall reasonably request, including all interim financial statements and reports as they are prepared and become available. Such right of access and examination in and of itself, however, shall not diminish or in any manner affect the representations, warranties and covenants of Liberty hereunder or constitute a waiver or relinquishment on the part of Peoples of any of its rights to rely upon the representations, warranties and covenants of Liberty hereunder.

Section 4.3            Cooperation in Application Process. Liberty shall be responsible for preparing and filing the Form AC to be filed with the OCC, and shall be responsible for obtaining the tax opinion required by the Form AC. Peoples shall be responsible for preparing and filing of all other applications required in connection with the contemplated transaction. Liberty and its officers shall use their best efforts to cooperate in the application process and shall provide Peoples with the various forms and documents required for the applications that call for preparation or execution by Liberty or its officers or directors. Each party shall provide copies of the applications to the other party and its counsel for their comments before the applications are filed. Peoples and Liberty shall use their best efforts to secure all necessary approvals of regulatory authorities that shall be required in order to effect the transactions contemplated hereby as soon as possible after the date hereof.

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Section 4.4            Management Pending Effective Date. During the interim period after approval of this Agreement by the Board of Directors of Liberty and the Board of Directors of Peoples and until the Effective Date, the day-to-day management of the business of Liberty shall continue to be conducted by Liberty in its regular and ordinary course. Prior to consummation of the transactions contemplated hereby, Peoples shall not control or attempt to exercise control of the business or affairs of Liberty.

Section 4.5            Acquisition Proposals. Liberty agrees that it shall not, and it shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation, sale of assets and assumption of liabilities, or other business combination involving Liberty or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of Liberty, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”).

Section 4.6            Title Insurance and Surveys. Liberty shall deliver to Peoples prior to the Effective Date copies of its most recent owner’s closing title insurance binder or abstract and surveys on each parcel of the Real Property (other than the OREO), or such other evidence of title reasonably acceptable to Peoples. Liberty shall also provide to Peoples updated title reports, abstracts or surveys on such Real Property (other than the OREO) at the Closing, as Peoples shall reasonably request. Peoples shall pay the costs of any such updated reports, abstracts or surveys.

Section 4.7            Environmental Reports. Liberty shall provide Peoples copies of any environmental reports it has obtained or received with respect to the Real Property within five business days after the date hereof. Peoples, in its discretion, within 20 days after the date hereof, shall order a phase one and/or phase two environmental report with respect to any real estate of Liberty; provided, however, that no such reports may be requested with respect to single family non-agricultural property of one acre or less unless Peoples has reason to believe that such property might contain any waste materials or otherwise might be contaminated. Peoples shall have 15 business days from the receipt of any such environmental reports to notify Liberty of any dissatisfaction with the contents of such reports. Should the cost of taking all remedial or other corrective actions and measures with respect to all of such real estate, (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $10,000 as reasonably estimated by an environmental expert retained for such purpose by Peoples and reasonably acceptable to Liberty, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty such circumstances shall be deemed an “Environmental Problem.” Upon the occurrence of an Environmental Problem, Peoples shall have the right to terminate this Agreement. All costs of any phase one investigation and any phase two investigation or environmental report requested pursuant to this Section that does not recommend or suggest the taking of any remedial or corrective actions shall be at Peoples’ sole cost and expense. Liberty agrees to pay the costs of any phase two investigation prepared or conducted at Peoples’ request pursuant to this Section that recommends or suggests the taking of remedial or corrective action. Peoples does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation if the investigation does not recommend or suggest the taking of remedial or corrective action.

Section 4.8            Employees.

(a)                Peoples shall offer substantially similar salaries, duties and benefits as are available to similarly situated employees of Peoples, to those employees of Liberty whom Peoples elects to hire and who satisfy Peoples’ customary employment requirements, including pre-employment interviews, investigations and employment conditions uniformly applied by Peoples, and Peoples’ employment needs. Peoples and Liberty will establish a mutually acceptable process for the orderly interviewing of employees for employment by Peoples; Liberty will give Peoples a reasonable opportunity to interview the employees. All employees of Liberty who are not offered employment by Peoples shall be terminated by Liberty prior to the Effective Date.

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(b)               Peoples shall give notices to Liberty's employees terminated by it on or after the Effective Date as are required for it to comply with the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any applicable state law with respect to continuation of healthcare coverage following the Effective Date. Liberty shall provide such continuation and/or conversion notices to the employees as are required under federal or state law as a result of the employee’s termination of employment prior to the Effective Date. Peoples shall be responsible for providing such health continuation coverage and performing such related responsibilities as required by law following the Effective Date.

(c)                This Section 4.8 shall not confer any rights or benefits on any person other than Peoples and Liberty, or their respective successors and assigns, either as a third party beneficiary or otherwise.

(d)               Peoples agrees that those employees of Liberty who become employees of Peoples on the Effective Date (“Former Liberty Employees”), while they remain employees of Peoples after the Effective Date will be provided with benefits under employee benefit plans during their period of employment that are no less favorable in the aggregate than those provided by Peoples to similarly situated employees of Peoples except as otherwise provided herein. Unused vacation time that has been accrued as of the Effective Date by any Former Liberty Employees shall be paid to such employees at current rate of pay with applicable taxes withheld by Liberty on or before the Effective Date. Except as hereinafter provided, at the Effective Date, Peoples will amend or cause to be amended each employee benefit and welfare plan of Peoples in which Former Liberty Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Effective Date:

(A)             such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Liberty as if such service were with Peoples;

(B)              Former Liberty Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Peoples in which they are eligible to participate and may commence participation in such plans on the Effective Date unless (and only during periods) Peoples elects to continue any such employee welfare benefit plans of Liberty;

(C)              for purposes of determining the entitlement of Former Liberty Employees to sick leave and vacation pay following the Effective Date, the service of such employees with Liberty shall be treated as if such service were with Peoples provided that vacation time awarded under Section 4.8(d) shall be considered in determining those days under Peoples’ vacation pay policy; and

(D)             Former Liberty Employees are first eligible to participate and will commence participating in Peoples’ qualified retirement plans on the first entry date coinciding with or following the Effective Date.

(e)                On the Effective Date, Peoples agrees to appoint a director of Liberty as a Director Emeritus of Peoples upon the same terms and conditions as are enjoyed by other Directors Emeritus of Peoples to serve until such individual reaches the age of 76 and to pay him an annual fee of $10,410 for such service.

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(f)                Subject to the terms and conditions of Section 4.8, Peoples agrees to retain Joseph R. Shimala to serve as a Vice President of Peoples on such terms and conditions as Peoples and Shimala shall agree.

Section 4.9            Liberty’s 401(k) Plan. Prior to the Effective Date, Liberty:

(a)                by resolution of its directors, shall terminate the Liberty Savings Bank 401(k) Plan (the “401(k) Plan”) as of the day before the Effective Date. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date; and

(b)               shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by Liberty. In addition, Liberty shall continue in full force and effect, until the Effective Date: (i) the fidelity bond, if any, issued to Liberty as described in ERISA Sec. 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan.

Section 4.10        Defined Benefit Plan. Prior to the Effective Date, the Board of Directors of Liberty shall take the following actions with respect to Liberty’s participation in the Pentegra Defined Benefit Plan for Financial Institutions (“Defined Benefit Plan”): (a) provide to the administrator of the Defined Benefit Plan any required notice of Liberty’s withdrawal from the Defined Benefit Plan, and (b) contribute to the Defined Benefit Plan as of the date insured annuity contracts are purchased an amount sufficient (as determined by the administrator of the Defined Benefit Plan) to fund Liberty’s final contribution obligation as determined by the administrator of the Defined Benefit Plan in accordance with the rules of such plan applicable to withdrawing participating employees. Liberty shall take any actions necessary to effectuate the foregoing, including filing appropriate applications with the IRS necessary to comply with the provisions of this Section 4.10, but otherwise subject to Peoples’ prior review and approval of such actions and applications. Subsequent to the Effective Date, Peoples shall be the successor of Liberty with respect to the Defined Benefit Plan and Peoples shall hold all authority necessary to comply with the provisions of this Section 4.10.

Section 4.11        Health Plans. Prior to the Effective Date, Liberty, by resolution of its directors, shall terminate all of its employee welfare benefit plans as of the day before the Effective Date. Claims incurred under the employee welfare benefit plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

Section 4.12        Indemnification.

(a)                For a period that will last as long as tail coverage is obtained under Section 4.12(c) of this Agreement, as provided therein, Peoples agrees to indemnify and hold harmless each present and former director and officer of Liberty (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Date (including the transactions contemplated by this Agreement), whether asserted or claimed before, at or after the Effective Date, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to 12 CFR § 145.121, provided however that Peoples shall not be required to indemnify for any such amounts to the extent Liberty has obtained tail coverage protection for such amounts, and provided further that Peoples’ maximum liability under this Section 4.12(a) shall not exceed $50,000.

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(b)               Any Indemnified Party wishing to claim indemnification under Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Peoples thereof, but the failure to so notify shall not relieve Peoples of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Peoples.

(c)                Liberty shall acquire on or before closing of the Merger Conversion, coverage for directors’ and officers’ liability insurance, standard form lender liability, fiduciary liability, bankers professional liability, and employment practices liability insurance for the persons who are currently covered by such insurance for the tail coverage period permitted under such policy or under a new endorsement to that policy; provided, however, that in no event shall Liberty be permitted to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.12(c), an amount in excess of $35,000.

(d)               If Peoples or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Peoples assume the obligations set forth in this Section 4.12.

(e)                The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

Section 4.13        Core Data Processing Systems Integration. From and after the date of this Agreement, Liberty and Peoples agree to fully cooperate with and assist one another in connection with the transition and conversion of Liberty’s data processing files to the data processing platform of Peoples. Liberty and Peoples shall, and shall cause their respective data processing vendors to, cooperate in such transition and conversion. In connection with such transition and conversion, Liberty will take all necessary actions to terminate the Master Agreement between D+H USA Corporation (“Harland”) and Liberty, dated March 20, 2014, and its related Exhibits and orders pertaining to Liberty’s data processing services (collectively, the “Processing Agreements”).

Section 4.14        Internal Controls.

(a)                Between the date of this Agreement and the Effective Date, (i) Liberty shall maintain controls and procedures that are effective to ensure that material information relating to Liberty is made known to the President and Chief Executive Officer and Chief Financial Officer of Liberty to permit Liberty to record, process, summarize and report financial data in a timely and accurate matter; (ii) such officers shall promptly disclose to Liberty’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect Liberty’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Liberty’s internal controls; and (iii) Liberty shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)               Between the date of this Agreement and the Effective Date, Liberty shall, upon reasonable notice during normal business hours, permit representatives of Peoples to meet with officers of Liberty to discuss the integration, as of the Effective Date, of appropriate disclosure controls and procedures and internal control over financial reporting relating to Liberty’s operations with the controls and procedures and internal control over financial reporting of Peoples for purposes of assisting Peoples in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 following the Effective Date. Liberty shall cause its employees and accountants to fully cooperate with Peoples, at Peoples’ sole expense, in the preparation, documentation, review, testing and all other actions Peoples deems reasonably necessary to satisfy the Sarbanes-Oxley Act of 2002.

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Section 4.15        BOLI Insurance. Peoples currently intends to retain the BOLI insurance policies owned by Liberty at the date hereof, subject to Peoples’ review of such coverage and the financial and tax implications of that BOLI insurance. If Peoples concludes that it is not advisable to retain such BOLI insurance, Liberty agrees, if requested by Peoples, to take all necessary steps to surrender the BOLI insurance for its cash surrender value, less any applicable penalty for such surrender, prior to the Effective Date.

ARTICLE V

CONDITIONS precedent TO OBLIGATIONS OF ALL PARTIES

The obligations of Peoples and Liberty to cause the transactions contemplated hereby to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions, except as such parties may waive such conditions in writing:

Section 5.1            Approvals and Consents. All orders, consents, approvals, agreements, forbearances and waivers necessary for the lawful consummation of the transactions contemplated hereby, including with respect to the management of the Ten-Year Renewable Loans by Peoples and the eventual closure of the Schererville Branch, have been received from each regulatory authority having jurisdiction over the Merger Conversion, including the OCC, the FDIC, and the DFI, in form and substance reasonably satisfactory to Peoples and its counsel. All applicable statutory waiting periods shall have expired, and all necessary approvals and consents hereof shall have been provided by third parties.

Section 5.2            Qualification as Voluntary Supervisory Conversion. The application submitted to the OCC has been processed as a voluntary supervisory conversion transaction, and the OCC shall not require the establishment of a liquidation account in connection with the Merger Conversion or require a vote of the members of Liberty on the Merger Conversion.

Section 5.3            Absence of Proceedings and Litigation. No order shall have been entered that remains in force at the Effective Date restraining or prohibiting the Merger Conversion in any legal, administrative or other proceeding, and no action or proceeding shall have been instituted or threatened on or before the Effective Date seeking to restrain or prohibit the Merger Conversion.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LIBERTY

The obligations of Liberty under this Agreement shall be subject to the fulfilment, at or prior to the Effective Date, of each of the following conditions (unless waived in writing by Liberty in the manner provided in Section 8.4 hereof):

Section 6.1            Opinion of Counsel. Liberty shall have received an opinion, addressed to Liberty and dated the Effective Date, of Barnes & Thornburg LLP in form and substance satisfactory to Liberty to the following effect: (a) Peoples is duly organized and validly existing under the laws of Indiana, and has full power and authority to carry on its business as now conducted and to own or lease or operate its properties; (b) this Agreement has been duly authorized by all necessary corporate action on the part of Peoples and constitutes a valid and binding obligation of Peoples enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditor rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity; and (c) no consent, approval, order or authorization of any governmental authority is required in connection with the execution and delivery of this Agreement by Peoples or the consummation on the part of Peoples of the transactions contemplated by this Agreement, except for such consents, approvals, orders or authorizations as shall have been obtained prior to the Effective Date.

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Section 6.2            Representations, Warranties and Covenants; Performance by Peoples. The representations and warranties of Peoples contained in Article III of this Agreement shall be true, complete and correct in all material respects as of the Effective Date, with the same force and effect as though made as of the Effective Date, and the covenants of the Peoples in Article IV of this Agreement shall have been complied with in all material respects.

Section 6.3            Officers’ Certificate. Peoples shall have furnished to Liberty a certificate, dated the Effective Date, signed by the President and the chief financial officer of Peoples, to the effect that all conditions set forth in Section 6.2, have been satisfied to the best of their knowledge and belief.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PEOPLES

The obligations of Peoples under this Agreement shall be subject to the fulfilment, at or prior to the Effective Date, of each of the following conditions (unless waived in writing by Peoples in the manner provided in Section 8.4 hereof):

Section 7.1            Regulatory Approvals. None of the licenses, approvals and consents of any relevant federal, state or other regulatory agency required for the Merger Conversion, the closure of the Schererville Branch, or the management of the Ten-Year Renewable Loans, shall have imposed any conditions upon Peoples or the Merger Conversion, the closure of the Schererville Branch, or the management of the Ten-Year Renewable Loans that Peoples, in its sole discretion, concludes are unduly burdensome.

Section 7.2            Representations, Warranties and Covenants; Performance by Liberty. The representations and warranties of Liberty contained in Article II of this Agreement shall be true, complete and correct in all material respects as of the Effective Date, with the same force and effect as though made as of the Effective Date, and the covenants of Liberty in Article IV of this Agreement shall have been complied with in all material respects.

Section 7.3            Officers’ Certificate. Liberty shall have furnished to Peoples a certificate, dated the Effective Date, signed by the President and the chief financial officer of Liberty, to the effect that all conditions set forth in Section 7.2, have been satisfied to the best of their knowledge and belief.

Section 7.4            Opinion of Counsel. Peoples shall have received an opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP addressed to it and dated the Effective Date, in form and substance satisfactory to Peoples, to the following effect: (a) Liberty is a federally chartered savings association, and Liberty is duly organized, validly existing and in good standing under federal law, and has full power and authority to carry on its business as now conducted and to own or lease or operate its properties, (b) this Agreement has been duly authorized by all necessary corporate action on the part of Liberty and constitutes a valid and binding obligation of Liberty enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditor rights and remedies generally and to general principles of equity, whether applied in a court of law or court of equity, (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or constitute a default under any provision of the Charter or Bylaws of Liberty, any order, statute or regulation of the FDIC or the OCC applicable to Liberty, or, to the best of its knowledge, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, decree, or ordinance to which Liberty is subject, and (d) no consent, approval, order or authorization of any governmental authority is required in connection with the execution and delivery of this Agreement by Liberty or the consummation on the part of Liberty of the transactions contemplated by this Agreement, except for such consents, approvals, orders or authorizations as shall have been obtained prior to the Effective Date.

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Section 7.5            Absence of Material Adverse Effect. Liberty shall not have experienced a Material Adverse Effect between the date of this Agreement and the Effective Date.

Section 7.6            Termination of Supervisory Agreement. The OCC shall terminate the Supervisory Agreement in its entirety on or before the Effective Date.

Section 7.7            Closing Book Value. The Closing Book Value of Liberty at the end of the month prior to the Effective Date (including any reduction required as a result of the payment of accrued benefits under the Defined Benefit Plan as provided in Section 4.10 hereof, and any reduction required as a result of reasonable expenses relating to the Merger Conversion) shall not be less than $500,000. As used in the preceding sentence, the term “Closing Book Value” shall mean the amount of the members’ equity of Liberty as of the end of the month immediately preceding the Effective Date, determined in accordance with GAAP.

Section 7.8            Liberty’s REO. The value of Liberty’s OREO calculated as at the end of the month prior to the Effective Date, determined in accordance with GAAP and all applicable bank regulatory laws, rules, and regulations shall be no greater than $750,000. As of the end of the month prior to the Effective Date, liquidation values of Liberty’s OREO shall not be less than 50% of the carry value on such date.

Section 7.9            Delinquent Loans. The aggregate amount of Liberty’s Delinquent Loans as of the end of the month prior to the Effective Date (the “Computation Date”) does not exceed 5% of total loans. Liberty’s “Delinquent Loans” shall mean the total of (i) all loans with principal or interest that are 30 days or more past due; (ii) all loans with principal or interest that are non-accruing; and (iii) restructured and impaired loans.

Section 7.10        Maximum Processing Agreement Penalty. The total fees required to terminate the Processing Agreements, including deconversion and integration support fees, shall not exceed $135,000, and Harland shall have signed releases indicating they have been paid in full upon the termination of the Processing Agreements for an aggregate amount not exceeding such amount.

Section 7.11        Loan Values. The aggregate market value of Liberty’s loans as at the end of the month prior to the Effective Date shall not be less than 92% of the value recorded on Liberty’s books for such loans on such date.

Section 7.12        Ten-Year Renewable Loans. The aggregate balance of Liberty’s Ten-Year Renewable Loans shall not exceed $21,000,000 as of the end of the month prior to the Effective Date.

Section 7.13        Funding Obligation Upon Termination of Defined Benefit Plan. The contribution required by Liberty to terminate, and fund the payment of accrued benefits under, the Defined Benefit Plan as provided in Section 4.10 hereof shall not exceed $2,000,000.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Date:

(a)                by mutual consent of the respective Boards of Directors of Liberty and Peoples evidenced by appropriate resolutions; or

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(b)               by Peoples if (i) any representation or warranty of Liberty set forth in Article II shall be found to be or to have become untrue, incomplete or misleading in any material respect and such breach has not been cured within 15 days following receipt by Liberty of notice of such discovery, (ii) if any of the covenants of Liberty contained in Article IV have not been substantially performed in all material respects and such failure has not been cured within 15 days of receipt of notice Peoples of such failure, or (iii) if any of the conditions provided in Articles V or VII of this Agreement shall not have been fulfilled and shall not have been waived by July 31, 2015; or

(c)                by Liberty if (i) any representation or warranty of Peoples set forth in Article III shall be found to be or to have become untrue, incomplete or misleading in any material respect and such breach has not been cured within 15 days following receipt by Liberty of notice of such discovery, (ii) if any of the covenants of Peoples contained in Article IV have not been substantially performed in all material respects and such failure has not been cured within 15 days of receipt of notice from Liberty of such failure, or (iii) if any of the conditions provided in Articles V or VI of this Agreement shall not have been fulfilled and shall not have been waived by July 31, 2015; or

(d)               by either Liberty or Peoples in the event the transactions contemplated by this Agreement are not consummated on or prior to July 31, 2015.

Section 8.2            Effect of Termination. If this Agreement is terminated as provided for in Section 8.1 hereinabove, (a) this Agreement shall forthwith become wholly void, of no effect and without liability to any party to this Agreement, except with respect to Section 9.1 hereof, and (b) each party hereto shall pay its or his own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, financial advisors and other experts. Notwithstanding the foregoing, termination of this Agreement shall not relieve a breaching party from liability for any wilful breach of this Agreement giving rise to such termination.

Section 8.3            Amendment. The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed and delivered by Liberty and Peoples.

Section 8.4            Extension; Waiver. At any time prior to the Effective Date, Peoples or Liberty may (a) extend the time for the performance of any of the obligations or acts of the other, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document or instrument pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Confidentiality. All information about Liberty obtained by Peoples and its agents and all information about Peoples obtained by Liberty, will be held in strict confidence by the parties, except to the extent that such information (i) was already known to them, (ii) hereafter becomes lawfully obtainable from other sources, or (iii) is required to be disclosed by the party obtaining the information in any documents to be filed with any governmental agency or authority, but only in connection with such filing, and all copies thereof will be returned promptly to the party supplying the information at its request in the event the transactions contemplated hereby are not consummated. Neither party shall publicly disclose any information concerning the transactions contemplated hereby without coordinating its disclosure with the other party.

Section 9.2            Expenses. Each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in complying with the covenants and conditions herein. Liberty acknowledges and agrees that the fees payable to Crowe Horwath LLP for the preparation of the tax opinion required for the Form AC and the legal fees of its counsel in preparing, reviewing and revising the regulatory applications required for the Merger Conversion shall be a cost of Liberty. Peoples acknowledges and agrees that the costs of any examination of Liberty by the DFI in connection with the transactions contemplated by this Agreement shall be a cost of Peoples.

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Section 9.3            Modification of Structure. Peoples shall have the right, at its option to cause the transaction to be structured in a manner other than as set forth in this Agreement, provided that such change of structure shall be no less acceptable to the regulatory authorities required to approve the transaction than the structure set forth in this Agreement. If such a change of structure is adopted, the terminology of this Agreement shall be deemed modified to the terminology that would correctly denote the revised structure of the transaction.

Section 9.4            Notices. All notices and other communications pursuant to this Agreement shall be deemed to have been duly given if in writing and delivered personally or if mailed, first class, postage prepaid, as follows:

If to Liberty, to:

Liberty Savings Bank, FSB
1900 Indianapolis Blvd.
Whiting, Indiana 46394

Attn:	Joseph R. Shimala President and CEO

with a copy to:

J. Brent McCauley

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

If to Peoples, to:

Peoples Bank SB
9204 Columbia Avenue
Munster, Indiana 46321

Attn:	David A. Bochnowski Chairman of the Board and CEO

with a copy to:

Peoples Bank SB
9204 Columbia Avenue
Munster, Indiana 46321

Attn:	Benjamin J. Bochnowski President, COO

with a copy to:

Claudia V. Swhier, Esq.
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204

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Section 9.5            No Third Party Beneficiaries. Except as provided in Section 4.12(e) hereof, this Agreement is not intended nor shall it be construed to create any express or implied rights in any third parties.

Section 9.6            Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 8.2 and 9.1 and in Section 9.6 of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Date, except for those covenants and agreements, which by their terms apply or are to be performed in whole or in part after the Effective Date.

Section 9.7            Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.8            Headings, Entire Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes and replaces any prior written or oral agreements or understandings between them relating to the subject matter hereof.

Section 9.9            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 9.10        Binding Effect. Except as otherwise provided in Section 9.3 hereof, this Agreement shall not be assignable by either Peoples or Liberty.

Section 9.11        Governing Law. This Agreement and the legal relationships between the parties shall be governed by and construed in accordance with the laws of the State of Indiana, without taking into account provisions regarding the choice of law, except to the extent that certain matters may be governed as a matter of law by federal law.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Peoples Bank SB
Date: March 20, 2015
	By:	/s/ David A. Bochnowski
Attest:
	Its:	Chairman and Chief Executive Officer
/s/ Leane English Cerven
Leane English Cerven, Secretary
Liberty Savings Bank, FSB
Date: March 20, 2015
	By:	/s/ Joseph R. Shimala
Attest:
	Its:	President and Chief Executive Officer
/s/ Martin A. Dybel
Martin A. Dybel, Secretary

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Exhibit 1.4

Plan of Merger

of

Peoples Bank SB,

an Indiana savings bank,

and

Liberty Savings Bank, FSB,

a federally chartered savings bank

1.             The names of the corporations proposing to merge (the “Merger”) are Liberty Savings Bank FSB, a federally chartered savings bank (“Liberty” or the “Merging Corporation”) and Peoples Bank SB, an Indiana savings bank (“Peoples” or the “Surviving Corporation”), pursuant to an Agreement and Plan of Voluntary Supervisory Merger Conversion dated March 20, 2015.

2.             The Surviving Corporation has 1,000 authorized shares of common stock of no par value, of which 1,000 shares of common stock are presently issued and outstanding.

3.             The effective date of the Merger shall mean the date and time specified in the Articles of Merger relating to the Merger that are filed with the Indiana Secretary of State (the "Effective Date").

5.             Upon the Effective Date, Liberty shall merge into and with Peoples. Peoples shall be the Surviving Corporation in the Merger and the separate existence of the Merging Corporation shall thereupon cease.

6.             Upon the Effective Date:

(a)	each of the 1,000 shares of common stock, without par value, of Peoples outstanding immediately prior to the Effective Date of the Merger shall remain outstanding immediately after the Effective Date of the Merger; and

(b)	any shares of capital stock of Liberty outstanding immediately prior to the Effective Date of the Merger shall be cancelled without consideration therefor.

7.             The Surviving Corporation shall, without further transfer, succeed to and thereafter possess and enjoy all of the public and private rights, privileges, immunities, powers and franchises, and be subject to all of the public and private restrictions, liabilities and duties, of each of Liberty and Peoples; all property (real, personal and mixed) of, all debts (on whatever account) due to, and all choses in action and each and every other interest of or belonging or due to, each of Liberty and Peoples shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act, deed or other instrument; and the title to any real estate or any interest therein, vested by deed or otherwise in either of Liberty or Peoples, shall not revert or be in any way impaired by reason of the Merger.

8.             All rights of creditors and all liens (if any) upon the property of either of Peoples or Liberty shall be preserved unimpaired by the Merger; and all debts, liabilities, obligations and duties (collectively, “Obligations”) of either of Peoples or Liberty shall become the responsibility and liability of the Surviving Corporation, and may be enforced against it to the same extent as if such Obligations had been incurred or contracted by it.

9.             Each Deposit Account in Liberty at the time of the consummation of the Merger shall become, without further action by the holder, a Deposit Account in the Surviving Corporation equivalent in withdrawable amount to the withdrawable value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Liberty immediately preceding consummation of the Merger. Holders of Deposit Accounts in the Surviving Corporation shall not, as such holders, have any voting rights. For purposes of the foregoing, the Deposit Accounts of Liberty shall mean all withdrawable deposit accounts, including all savings accounts, certificate accounts, and demand accounts, of Liberty.

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10.             The Articles of Conversion of Peoples shall continue to be the Articles of Conversion of the Surviving Corporation upon and after the Effective Date until changed or amended in accordance with the terms thereof.

11.             The By-Laws of Peoples shall continue to be the By-Laws of the Surviving Corporation upon and after the Effective Date until changed or amended in accordance with the terms thereof.

12.             The directors of the Surviving Corporation immediately prior to the Effective Date shall continue to hold such positions following the Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified. The officers of the Surviving Corporation shall be comprised of those persons serving as officers of Peoples immediately prior to the Effective Date and Joseph R. Shimala who shall become a Vice President of the Surviving Corporation.

13.             The home office of Peoples at 9204 Columbia Avenue, Munster, Indiana, shall remain the home office of the Surviving Corporation. The Surviving Corporation will operate branch offices at the locations of Peoples’ branch offices immediately prior to the Effective Date and at the home office and branch offices of Liberty immediately prior to the Effective Date, other than Liberty’s branch at 195 East Highway 30, Schererville, Indiana 46375.

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